EXHIBIT 23.1

Consent of Independent Registered Public Accountant Firm

To The Shareholders and Board of Directors of Global Innovative Platforms, Inc.

We consent to the use in the Registration Statement under the Securities Act of 1933 of Global Innovative Platforms, Inc., a Delaware corporation constituting a part of this offering statement on Form-S-8 of our independent Auditors Report dated December 30, 2024, of the Balance Sheet and the related statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2024 and 2023.

/Sd/M S Madhava Rao

M S Madhava Rao
Chartered Accountant
PCAOB No. 6662
Bengaluru, India
September 10, 2025